Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (filed on or about June 17, 2022) of our report dated September 14, 2021, with respect to the consolidated financial statements of Rezolute, Inc. and subsidiaries as of and for the fiscal years ended June 30, 2021 and 2020, included in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the registration statement.

/s/ Plante & Moran, PLLC

June 17, 2022

Cleveland, Ohio